SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    October 16, 2001

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9.	Regulation FD Disclosure

Cleveland-Cliffs Inc published a News Release on October 16, 2001 as follows:

CLIFFS COMMENTS ON BANKRUPTCY FILING

BY BETHLEHEM STEEL CORPORATION

     Cleveland, OH, October 16, 2001 – Cleveland-Cliffs Inc (NYSE:CLF) reported today that the Chapter 11 bankruptcy filing by Bethlehem Steel Corporation (NYSE:BS) is not expected to have a significant impact on Cliffs’ financial results for 2001.

     Bethlehem is a 70.3 percent owner of the Cliffs-managed Hibbing Taconite Mine in Minnesota. It is expected that Bethlehem will continue to fund its obligations and take iron ore from the mine. Cliffs is a 15 percent owner of Hibbing Taconite, with Stelco Inc. owning the balance.

     Cliffs did not have any trade account receivables from Bethlehem as of September 30, 2001. Cliffs sold iron ore to Bethlehem in October, prior to the bankruptcy filing, that will result in a fourth quarter pre-tax charge of approximately $1.0 million.

* * * * *

     Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in five iron ore mines in Michigan, Minnesota, and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

     Actual results may differ materially from such statements for a variety of factors, such as: un-anticipated actions Bethlehem may take in Chapter 11, and changes in economic and market conditions that impact the iron and steel industry, Bethlehem, and Cliffs.

     Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s Annual Report for 2000 and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ web site. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

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     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

By:	/s/ C. B. Bezik

Name: C. B. Bezik Title: Senior Vice President –Finance

Dated: October 16, 2001

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